Exhibit 11

DORSEY & WHITNEY LLP

SUITE 1500

50 SOUTH SIXTH STREET

MINNEAPOLIS, MINNESOTA 55402

August 27, 2012

Nuveen Ohio Quality Income Municipal Fund, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Nuveen Ohio Quality Income Municipal Fund, Inc.
Shares to be Issued Pursuant to Agreement and Plan of Reorganization

Ladies and Gentlemen:

We have acted as special Minnesota counsel to Nuveen Ohio Quality Income Municipal Fund, Inc., a Minnesota corporation (the “Fund”), in connection with the Fund’s authorization and proposed issuance of up to (i) 9,608,397 of its common shares, par value $.01 per share (the “Common Shares”), (ii) 1,945,000 shares of its MuniFund Term Preferred Shares, 2.35% Series 2015, with a par value of $.01 per share and a liquidation preference of $10 per share, (iii) 1,165,340 shares of its MuniFund Term Preferred Shares, 2.95% Series 2016, with a par value of $.01 per share and a liquidation preference of $10 per share, and (iv) 4,271,415 shares of its MuniFund Term Preferred Shares, 2.35% Series 2014, with a par value of $.01 per share and a liquidation preference of $10 per share. The Common Shares and the three series of preferred stock identified in the preceding sentence (the “Preferred Shares”) are referred to herein collectively as the “Shares.”

The Fund has advised us that a Registration Statement on Form N-14 with respect to the Shares has been filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (such registration statement, in the form with which this letter is being filed as an exhibit, being referred to herein as the “Registration Statement”). The Shares are to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”), to be entered into by and between the Fund and Nuveen Ohio Dividend Advantage Municipal Fund, a Massachusetts business trust, Nuveen Ohio Dividend Advantage Municipal Fund 2, a Massachusetts business trust, and Nuveen Ohio Dividend Advantage Municipal Fund 3, a Massachusetts business trust (collectively, the “Acquired Funds”), the form of which Agreement is included as Appendix B to the Proxy Statement/Prospectus contained in the Registration Statement, in the event that the reorganizations of the Acquired Funds into the Fund take place before the Domicile Change described in the Registration Statement. The rights and preferences of the Preferred Shares will be set forth in the Fund’s articles of incorporation as amended, including a statement of rights and preferences establishing each series of such Preferred Shares (the “Statements”). The Statements are to be filed with the Secretary of State of Minnesota before the Preferred Shares are issued.

In rendering the opinions hereinafter expressed, we have reviewed certifications of an officer of the Fund concerning the corporate proceedings taken by the Fund in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of the Fund, certificates of public officials and of responsible officers of the Fund, and other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deem proper on certificates of public officials and of responsible officers of the Fund. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine. We also have assumed, with the Fund’s concurrence, that (i) each series of the Preferred Shares is a class of senior securities of the Fund representing stock under Section 18 of the Investment Company Act of 1940, as amended; (ii) immediately after giving effect to the issuance of the Preferred Shares, the Fund will satisfy the “Asset Coverage” requirement set forth in the proviso at the end of Section 2.8 of the statement of rights and preferences creating the Fund’s existing Variable Rate MuniFund Term Preferred Shares, Series 2014, which statement of rights and preferences was filed with the Secretary of State of Minnesota on July 13, 2011; (iii) before the Shares are issued, the Fund’s shareholders will have approved an amendment to the Fund’s articles of incorporation increasing the number of authorized shares of preferred stock of the Fund, as described in the Proxy Statement/Prospectus contained in the Registration Statement, and such amendment to the articles will have been filed with the Secretary of State of Minnesota; (iv) before the Shares are issued, the Statements will have been filed with the Secretary of State of Minnesota; and (v) before the Shares are issued, the Agreement will have been executed and delivered by each party thereto.

Based on the foregoing, it is our opinion that:

1. The Fund has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota.

2. The Shares, when issued and delivered by the Fund pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be legally issued, fully paid and nonassessable.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of Minnesota or as to the Blue Sky laws of the State of Minnesota. Without limiting the generality of the foregoing, to the extent that the Fund’s articles of incorporation incorporate requirements imposed by the Investment Company Act of 1940, as amended, and the rules and regulations under such Act, we express no opinion as to whether such requirements have been satisfied. We are not passing upon and assume no responsibility for the accuracy or completeness of any of the statements contained in the Registration Statement or the Proxy Statement/Prospectus. The foregoing opinions are not to be relied upon by any other person without our prior written authorization.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Opinions” in the Fund’s final Proxy Statement/Prospectus relating to the Shares included in the Registration Statement.

Very truly yours,

/S/ Dorsey & Whitney LLP

JDA/cmq

3